                                                                    EXHIBIT 99.5


                             STOCKHOLDERS' AGREEMENT

         This AGREEMENT is made as of this 4th day of August, 1999, by and among SCG Holding Corporation, a Delaware corporation (the "COMPANY") and each of the following (hereinafter severally referred to as a "STOCKHOLDER" and collectively referred to as the "STOCKHOLDERS"): TPG Semiconductor Holdings LLC, a Delaware limited liability company ("TPG HOLDINGS"), Motorola, Inc., a Delaware corporation ("MOTOROLA"), and each additional person who becomes a party to this Agreement pursuant to Article V hereof as a stockholder of the Company.

         WHEREAS, TPG Holdings, Motorola and the Company have heretofore entered into an Agreement and Plan of Recapitalization and Merger, dated as of May 11, 1999, as amended (the "RECAPITALIZATION AGREEMENT"), which provides for, among other things, the recapitalization of the Company and the issuance of shares of capital stock of the Company to TPG Holdings on the terms and subject to the conditions set forth in the Recapitalization Agreement (the "RECAPITALIZATION");

         WHEREAS, the Stockholders will acquire or hold all of the issued and outstanding shares of common stock, $0.01 par value, of the Company (such shares, together with any additional shares of common stock issued by the Company, being hereinafter severally referred to as a "COMMON SHARE" and collectively referred to as the "COMMON SHARES," and, together with the shares of Series A Cumulative Preferred Stock, $0.01 par value, of the Company (the "PREFERRED SHARES"), being hereinafter severally referred to as a "SHARE" and collectively referred to as the "SHARES"); and

         WHEREAS, the parties hereto desire to enter into an agreement regarding certain matters described herein, including the imposition of certain restrictions on the transferability of the Shares.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties mutually agree as follows:

                                    ARTICLE I

                         REPRESENTATIONS AND WARRANTIES

         Each of the parties hereby severally represents and warrants to each of the other parties as follows:

         1.1 AUTHORITY; ENFORCEABILITY. Such party has the legal capacity or corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. Such party is duly organized and validly existing under the laws of its jurisdiction of organization, and the execution of this Agreement and the consummation of the transactions contemplated herein have been duly authorized by all necessary action. No other act or proceeding, corporate or otherwise, on its part is necessary to authorize the execution of this Agreement or the consummation of any of the transactions contemplated hereby. This Agreement has been duly executed by such party and constitutes its legal, valid and binding obligation, enforceable against it in accordance with the terms of this Agreement, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting the rights of creditors generally and to the exercise of judicial discretion in accordance with general principles of equity (whether applied by a court of law or of equity).

         1.2 NO BREACH. Neither the execution of this Agreement nor the performance by such party of its obligations hereunder nor the consummation of the transactions contemplated hereby does or will:

         (a) conflict with or violate its certificate of incorporation, bylaws or other organizational documents;

         (b) violate, conflict with or result in the breach or termination of, or otherwise give any other person the right to accelerate, re-negotiate or terminate or receive any payment, or constitute a default or an event of default (or an event which with notice, lapse of time, or both, would constitute a default or event of default) under the terms of, any contract or agreement to which it is a party or by which it or any of its assets or operations are bound or affected; or

         (c) constitute a violation by such party of any laws, rules or regulations of any governmental, administrative or regulatory authority or any judgments, orders, rulings or awards of any court, arbitrator or other judicial authority or any governmental, administrative or regulatory authority.

         1.3 CONSENTS. No consent, waiver, approval, authorization, exemption, registration, license or declaration is required to be made or obtained by such party, other than those which have been made or obtained, in connection with (i) the execution or enforceability of this Agreement or (ii) the consummation of any of the transactions contemplated hereby.

         1.4 SHARE OWNERSHIP. (a) Such party will own, immediately following the consummation of the transactions contemplated by the Recapitalization Agreement, the number of Shares of each class set forth opposite such party's name in
Schedule 1.4 attached hereto, free and clear of any and all liens, claims and encumbrances, other than those created by this Agreement.

         (b) The Company represents and warrants that, as of the date hereof,
(i) the authorized capital stock of the Company consists of (A) 1,000,000 Common Shares, of which 100,000 Common Shares are issued and outstanding, and (B) 100,000 shares of preferred stock, of which 2,090 Preferred Shares are issued and outstanding.

                                   ARTICLE II

                               TRANSFER OF SHARES

         2.1 RESTRICTIONS ON TRANSFERS.

         (a) No Stockholder may transfer by way of sale, exchange, assignment, pledge, gift or other disposition (all of which acts shall be deemed included in the term "TRANSFER" as used in this Agreement) any or all of the Shares (whether held in its, his or her own right or by a representative of the Stockholder) (each Stockholder, other than TPG Holdings or any of its affiliates (each a "TPG HOLDER"), is hereinafter referred to as a "TRANSFEROR") unless (i) such transfer of Shares is made on the books of the Company and in accordance with the provisions of
Article II of this Agreement and (ii) the transferee of such Shares (if other than (A) the Company or another Stockholder, (B) a transferee in a sale of Shares made under Rule 144 (or any successor provision) under the Securities Act of 1933, as amended (the "SECURITIES ACT"), or (C) a transferee of Shares registered under the Securities Act agrees to become a party to this Agreement pursuant to Article V hereof and executes such further documents as may be necessary, in the opinion of the Company, to make him, her or it a party hereto.

         (b) Any purported transfer of Shares other than in accordance with this Agreement by any Transferor shall be null and void, and the Company shall refuse to recognize any such transfer for any purpose and shall not reflect in its records any change in record ownership of Shares pursuant to any such transfer.

         (c) The Company shall not issue any Shares upon original issue or reissue or otherwise dispose of any Shares unless the recipient or transferee of such Shares (if other than a Stockholder) shall agree to become a party to this Agreement pursuant to Article V hereof and executes such further documents as may be necessary, in the opinion of the Company, to make him, her or it a party hereto.

         2.2 RIGHT OF FIRST OFFER.

         (a) In the event that a Transferor desires to sell or transfer all or part of its Common Shares ("OFFERED COMMON SHARES") or Preferred Shares (the "OFFERED PREFERRED SHARES" and, together with the Offered Common Shares, "OFFERED SHARES"), other than pursuant to Section 2.3, 2.4 or 2.5 of this Agreement or in a public offering or in a brokerage transaction through the public securities markets, the Transferor shall give prompt written notice (a "TRANSFEROR'S NOTICE") of its desire to sell the Offered Shares to the Company and TPG Holdings, which notice shall identify (i) the number of Offered Common Shares, (ii) the number of Offered Preferred Shares and (iii) any other material items and conditions of the proposed transfer (including the purchase price). The date on which such Transferor's Notice is actually received by the Company and TPG Holdings is referred to hereinafter as the "NOTICE DATE."

         (b) The TPG Holders shall have fifteen (15) days following the Notice Date to notify the Transferor and the Company in writing of an offer to purchase in cash (the "OFFER TO PURCHASE") all (but not less than all) of the Offered Shares by one or more of the TPG Holders (the "ELECTING HOLDERS") at the purchase price and upon the other terms and conditions specified in the Transferor's Notice, including without limitation the proposed closing date for the purchase and any other material term or condition of the proposed purchase. If the Transferor does not receive a written notice from any of the TPG Holders containing a cash offer to purchase the Offered Shares within the fifteen (15) day period, the TPG Holders shall be deemed to have declined to purchase such Offered Shares and the Transferor may, subject to compliance with the provisions of Section 2.1(a) and Section 2.2(e), thereafter transfer to any purchaser at any time within 120 days following the Notice Date all (but not less than all) of the Offered Shares at a price which is not less than the purchase price specified in the Transferor's Notice and upon substantially the same terms and conditions set forth in the Transferor's Notice; PROVIDED that if TPG Holdings notifies the Transferor in writing, within fifteen (15) days following receipt of the notice required by
Section 2.2(e), of an objection to the purchaser because the purchaser or one or more of its affiliates is engaged in the semiconductor business, the Transferor shall not have the right to transfer any of the Offered Common Shares to such purchaser (but shall be permitted to transfer the Offered Preferred Shares); and PROVIDED FURTHER that if the Offered Common Shares are not transferred to a purchaser for any reason within 120 days following the Notice Date, then such Offered Common Shares may be transferred only by again complying with all of the terms and procedures set forth in this Article II.

         (c) The Transferor shall have fifteen (15) days following receipt of the Offer to Purchase to accept the offer made by the Electing Holders to purchase all (but not less than all) of the Offered Shares on the terms and subject to the conditions set forth in the Offer to Purchase. If, in accordance with the terms of the preceding sentence, the Transferor accepts the offer made by the Electing Holders to purchase all (but not less than all) of the Offered Shares on the terms and subject to the conditions set forth in the Offer to Purchase, the closing for such transaction shall take place at a time and place reasonably acceptable to the Transferor and the Electing Holders; PROVIDED that such closing shall not occur more than thirty (30) days after the date on which the Electing Holders actually receive notice that their Offer to Purchase has been accepted by the Transferor. At such closing, the Electing Holders shall deliver to the Transferor the consideration to be exchanged for such Offered Shares, in immediately available funds, and the Transferor shall deliver to the Electing Holders all documents required to effect the sale of such Offered Shares, duly endorsed and free of any liens, including appropriate documentation providing indemnities to the Electing Holders regarding its title to such Offered Shares and such other matters as are customary for such transactions.

         (d) If, within fifteen (15) days following receipt of the Offer to Purchase, the Transferor rejects or does not accept the Offer to Purchase made by the Electing Holders, such Transferor may, subject to compliance with the provisions of Section 2.1(a) and Section 2.2(e), thereafter sell all (but not less than all) of the Offered Shares to any purchaser upon substantially the same terms and conditions as are specified in the Transferor's Notice at any time within 120 days following the Notice Date; PROVIDED that (i) the purchase price for such Offered Shares in any such transaction is in cash and is not less than the proposed cash purchase price offered by the Electing Holders for such Offered Shares and (ii) if TPG Holdings notifies the Transferor in writing, within ten (10) days following receipt of the notice required by Section 2.2(e), of an objection to the purchaser because the purchaser or one or more of its affiliates is engaged in the semiconductor business, the Transferor shall not have the right to transfer any of the Offered Shares to such purchaser; and PROVIDED FURTHER that if the Offered Shares are not transferred to a purchaser for any reason within 120 days following the Notice Date, then such Offered Common Shares may be transferred only by again complying with all of the terms and procedures set forth in this Article II.

         (e) As soon as practicable, but in any event no less than fifteen (15) days prior to the consummation of a proposed sale of Offered Shares to a purchaser pursuant to Section 2.2(d), the Transferor shall give written notice to the Company and TPG Holdings, which notice shall specify with respect to each such proposed sale (i) the identity of the purchaser, (ii) the cash purchase price to be paid by such purchaser for the Offered Shares, (iii) the date of the proposed transfer and (iv) any other material items and conditions of the proposed sale.

         2.3 TRANSFERS TO PERMITTED TRANSFEREES. A Stockholder may transfer any or all of the Shares held by such Stockholder to a Permitted Transferee (as hereinafter defined) of such Stockholder without complying with any other provision of this Article II other than Section 2.1. For purposes of this Agreement, a "PERMITTED TRANSFEREE" means (a) in the case of any Stockholder that is not a corporation or individual, any general or limited partner, member, managing director, officer, employee or affiliate (as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of such Stockholder, (b) in the case of any Stockholder that is a corporation, any other entity that owns, directly or indirectly, at least 51% of the equity securities of such Stockholder ("MAJORITY OWNERSHIP") or that is under common majority ownership with such Stockholder, (c) in the case of any Stockholder that is an individual, any successor by death or divorce or (d) in the case of any Stockholder that is a trust whose sole beneficiaries are individuals, such individuals or their spouses or lineal descendants.

         2.4 BANKRUPTCY OF A STOCKHOLDER.

         (a) Upon the bankruptcy (as hereinafter defined in Section 2.4(d) below) of a Stockholder (a "BANKRUPT STOCKHOLDER"), the TPG Holders may, by written notice given to the Bankrupt Stockholder, the other Stockholders and the Company within 30 days following the occurrence of the event specified in
Section 2.4(d) which gives rise to such bankruptcy, elect to purchase for cash part or all of such Bankrupt Stockholder's shares (the "BANKRUPT SHARES") at a price equal to the fair market value of such shares at the time of purchase, as determined by an independent appraiser to be selected by the Company and reasonably satisfactory to the Bankrupt Stockholder. Fees and expenses of any independent appraiser selected pursuant to this subsection shall be shared equally by the Bankrupt Stockholder and the TPG Holders.

         (b) If the TPG Holders elect to acquire fewer than all of the Bankrupt Shares within 30 days after the event giving rise to such bankruptcy, the Company shall thereupon have the option, exercisable by written notice given to the Bankrupt Stockholder and the other Stockholders within 45 days after the event giving rise to such bankruptcy, to purchase for cash all or part of the remaining Bankrupt Shares at the price determined in accordance with Section 2.4(a) above.


         (c) Upon the giving of the notices provided in Sections 2.4(a) and (b) above, the TPG Holders and/or the Company, as the case may be, shall be obligated severally, but not jointly, to purchase, and the Bankrupt Stockholder shall be obligated to sell to each of them, the respective numbers of such Bankrupt Shares specified in such notices (or determined in accordance with Section 2.4(a) above, as the case may be) for cash at the price determined in accordance with Section 2.4(a) above.

         (d) The bankruptcy of a Stockholder shall be deemed to occur upon the occurrence of any of the following events:

         (i) The filing of a voluntary petition in bankruptcy by such Stockholder;

         (ii) The filing of an involuntary petition in bankruptcy with respect to such Stockholder which remains undismissed for a period of 90 days;

         (iii) The appointment of a receiver with respect to such Stockholder or with respect to all or substantially all of his, her or its assets or affairs which remains undismissed for a period of 60 days; or

         (iv) The admission in writing by the Stockholder of his, her or its inability to pay his, her or its debts generally as they become due.

         2.5 CERTAIN RIGHTS.

         (a) DRAG ALONG RIGHTS. If the TPG Holders desire to sell all or substantially all of their Common Shares to a purchaser (other than pursuant to Section 2.3) and said purchaser desires to acquire all or substantially all of the issued and outstanding Common Shares (or all or substantially all of the assets of the Company) upon such terms and conditions as agreed to with the TPG Holders, each other Stockholder agrees to sell all of its Common Shares to said purchaser (or to vote such Common Shares in favor of any merger or other transaction which would effect a sale of such Common Shares (or all or substantially all of the assets of the Company) and to waive its appraisal or dissenters' rights with respect to such transaction, at the same price per Common Share and pursuant to the same terms and conditions with respect to payment for the Common Shares as agreed to by the TPG Holders. In such case, the TPG Holders shall give written notice of such sale to the other Stockholders at least 30 days prior to the consummation of such sale, setting forth (i) the consideration to be received by the Stockholders, (ii) the identity of the purchaser, (iii) any other material items and conditions of the proposed transfer and (iv) the date of the proposed transfer.

         (b) TAG ALONG RIGHTS. (i) Subject to paragraph (v) of this Section 2.5(b), if a TPG Holder proposes to transfer any Common Shares or Preferred Shares to a purchaser other than a Permitted Transferee of such TPG Holder, except in a public offering or in a brokerage transaction through the public securities markets, such TPG Holder (hereinafter referred to as a "SELLING TPG STOCKHOLDER") shall give written notice (a "TRANSFER NOTICE") of such proposed transfer to the Stockholders other than the TPG Holders (the "OTHER STOCKHOLDERS") at least 30 days prior to the consummation of such proposed transfer, setting forth for each class of Shares (A) the number of Shares offered, if any, (B) the consideration to be received for such Shares by such Selling TPG Stockholder, (C) the identity of the purchaser, (D) any other material items and conditions of the proposed transfer, (E) the date of the proposed transfer and (F) that each such Other Stockholder shall have the right to elect to sell up to its Pro Rata Portion (as defined in Section 2.5(b)(iii) below) of such Shares.

         (ii) Subject to paragraph (iv) of this Section 2.5(b), upon delivery of a Transfer Notice, each Other Stockholder may elect to sell up to the Pro Rata Portion of its Shares of the same class and series proposed to be sold by the Selling TPG Stockholder, at the same price per Share of the same class and pursuant to the same terms and conditions with respect to payment for the Shares of the same class and series as agreed to by the Selling TPG Stockholder, by sending written notice to the Selling TPG Stockholder within 15 days of the date of the Transfer Notice, indicating its election to sell up to the Pro Rata Portion of its Shares of the same class in the same transaction. Following such 15 day period, each of the Selling TPG Stockholder and each Other Stockholder, concurrently with the Selling TPG Stockholder, shall be permitted to sell to the purchaser on the terms and conditions set forth in the Transfer Notice the Pro Rata Portion of its Shares.

         (iii) For purposes of this Agreement, "PRO RATA PORTION" shall mean, with respect to Common Shares or Preferred Shares, as the case may be, held by a Stockholder, a number equal to the product of (A) the total number of such shares then owned by such Stockholder and (B) a fraction, the numerator of which shall be the total number of such shares proposed to be sold to a purchaser as set forth in a Transfer Notice or initially proposed to be registered by the Selling TPG Stockholder, as the case may be, and the denominator of which shall be the total number of such shares then outstanding (including such shares proposed to be sold or registered by the Selling TPG Stockholder).

         (iv) Notwithstanding anything to the contrary contained herein but subject to the last sentence of Section 2.5(b)(ii), if a Selling TPG Stockholder proposes to transfer both Common Shares and Preferred Shares in the same transaction or in related transactions, each Other Stockholder electing to sell Shares pursuant to this Section 2.5(b) shall be required to sell both Common Shares and Preferred Shares. In such event, the number of Preferred Shares which each Other Stockholder may sell or transfer pursuant to this Section 2.5(b) shall be up to its applicable Pro Rata Portion of such shares, and the number of Common Shares which such Other Stockholder shall be required to sell or transfer in such transaction or transactions shall be exactly the product (rounded to the nearest whole number) of (A) the total number of Preferred Shares to be sold or transferred by such Other Stockholder determined in accordance with this Section 2.5(b)(iv) and (B) a fraction, of which the numerator shall be the number of Common Shares proposed to be sold by the Selling TPG Stockholder and the denominator shall be the number of Preferred Shares proposed to be sold by the Selling TPG Stockholder.

         (v) Notwithstanding anything to the contrary contained herein, the provisions of this Section 2.5(b) shall not apply to any sale or transfer by the TPG Holders of a class of Shares in connection with the retention by the Company or its subsidiaries of directors, officers, advisors or consultants, or the sale of other securities of the Company, its parent or subsidiaries, unless and until the TPG Holders, after giving effect to the proposed sale or transfer, shall have sold or transferred in the aggregate, other than to Permitted Transferees, more than 10% of such class of Shares outstanding on the date of such sale.

         (c) PIGGYBACK REGISTRATION RIGHTS.

                  (i) NOTICE TO STOCKHOLDERS. If the Company determines that it will file a registration statement under the Securities Act, other than a registration statement on Form S-4, Form S-8 or any similar form under the Securities Act, for an offering of Shares by the Company or a TPG Holder (a "REGISTERING SELLER"), then the Company shall give prompt written notice to each of the Other Stockholders that such filing is expected to be made (but in no event less than 30 days nor more than 60 days in advance of filing such registration statement), the class of Shares included in the offering, the jurisdiction or jurisdictions in which such offering is expected to be made, and the underwriter or underwriters (if any) that the Company (or the person requesting such registration) intends to designate for such offering. If the Company, within 15 days after giving such notice, receives a written request for registration of any Shares of the same class from any of the Other Stockholders, then the Company shall include in the same registration statement the number of such additional Shares to be sold by each Other Stockholder as shall have been specified in its request; PROVIDED, HOWEVER, that each Other Stockholder shall not be permitted to register more than a Pro Rata Portion (as defined in Section 2.5(b)(iii), substituting "Registering Seller" for "Selling TPG Stockholder") of its Shares. The rights of the Other Shareholders pursuant to this Section 2.5(c)(i) to register their respective Shares shall be transferable to the transferees of such Shares. The Company shall bear all costs of preparing and filing the registration statement, including any fees of the Securities and Exchange Commission or the National Association of Securities Dealers, Inc. (but shall not be responsible for underwriting discounts or fees or similar costs or expenses, or fees or expenses of counsel to any selling stockholder), and shall indemnify and hold harmless any selling shareholder of any Shares covered by such registration statement, the transferees of any such selling shareholder and the underwriters, if any, and their respective affiliates and control persons against liability under the Securities Act and the Exchange Act relating to such registration statement. Each selling shareholder shall indemnify the Company and the underwriters, if any, and their respective affiliates and control persons against liability under the Securities Act and the Exchange Act relating to information provided by such selling shareholder in writing specifically for inclusion in the registration statement.

         Notwithstanding anything herein to the contrary, the Company, on prior notice to the participating Stockholder, may abandon its intention to file a registration statement under this Section 2.5(c) at any time prior to such filing.

                  (ii) ALLOCATION. If the managing underwriter shall inform the Company (or the person requesting such registration) in writing that the number of Common Shares requested to be included in such registration exceeds the number which can be sold in (or during the time of) such offering within a price range acceptable to the Company (or, if the offering is not for the Company's account, such person), then the Company shall include in such registration such number of Common Shares which the Company (or such person) is so advised can be sold in (or during the time of) such offering. All Stockholders proposing to sell Common Shares shall share pro rata in the number of Common Shares to be excluded from such offering, such sharing to be based on the respective numbers of Common Shares as to which registration has been requested by such Stockholders.

                  (iii) PERMITTED TRANSFER. Notwithstanding anything to the contrary contained herein, sales of Common Shares pursuant to a registration statement filed by the Company may be made without compliance with any provision of this Article II other than this Section 2.5(c).

         (d) CALL RIGHT. Notwithstanding anything to the contrary contained herein, the TPG Holders shall have the right to purchase from any of the Other Stockholders, at any time and from time to time, all or any portion of the Preferred Shares held by such Other Stockholder at a per share purchase price in cash equal to the per share redemption price (including accumulated and unpaid dividends, as applicable) of the Preferred Shares then in effect. Such right shall be exercised by the delivery by a TPG Holder of a written notice to the Other Stockholder, and such purchase and sale shall be effected on the third business day following delivery of such notice by a wire transfer of immediately available funds in the amount of the purchase price against delivery of stock certificates representing the Preferred Shares being purchased and sold.

                                   ARTICLE III

                          LEGENDS ON SHARE CERTIFICATES

         3.1 The certificates representing the Shares shall include an endorsement typed conspicuously thereon of the following legend:

         "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR UNDER STATE SECURITIES LAWS. THESE SECURITIES MAY NOT BE RESOLD OR TRANSFERRED UNLESS REGISTERED OR EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933 AND APPLICABLE STATE SECURITIES LAWS. IN ADDITION, THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS OF A STOCKHOLDERS' AGREEMENT DATED AS OF AUGUST 4, 1999 AND MAY NOT BE VOTED, SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT IN ACCORDANCE WITH SUCH AGREEMENT."

         In the event that any Shares shall cease to be Restricted Shares (as hereinafter defined), the Company shall, upon the written request of the holder thereof, issue to such holder a new certificate representing such Shares without the first two sentences of the legend required by this Section 3.1. In the event that any Shares shall cease to be subject to the restrictions on transfer set forth in this Agreement, the Company shall, upon the request of the holder thereof, issue to such holder a new certificate representing such Shares without the third sentence of the legend required by Section 3.1.

         "RESTRICTED SHARES" shall mean all Shares other than (a) Shares that have been registered under a registration statement pursuant to the Securities Act and sold thereunder, (b) Shares with respect to which a sale or other disposition has been made in reliance on and in accordance with Rule 144 (or any successor provision) under the Securities Act, or (c) Shares with respect to which the holder thereof shall have delivered to the Company either (i) an opinion, in form and substance satisfactory to the Company, of counsel, who shall be satisfactory to the Company, or (ii) a "no action" letter from the Securities and Exchange Commission, to the effect that subsequent transfers of such Shares may be effected without registration under the Securities Act.

         3.2 All certificates for Shares representing Restricted Shares hereafter issued, whether upon transfer or original issue, shall be endorsed with a like legend.

         3.3 Upon the exercise of any option to purchase described herein, the certificates representing the Shares purchased shall be delivered to the Secretary of the Company and properly endorsed for transfer on the stock books of the Company.

                                   ARTICLE IV

                         RIGHTS WITH RESPECT TO RESALES

         4.1 PROFIT SHARING. In the event that a Sale Transaction (as defined below) is consummated at any time during the period commencing on the date hereof and ending on the date which is twelve months from and after the date hereof (the "RESALE PERIOD"), TPG Holdings shall pay or cause to be paid to Motorola an aggregate amount (the "PROFIT SHARING AMOUNT") equal to 30% of the aggregate Resale Profit (as defined below) realized by TPG Holdings from such Sale Transaction. The Profit Sharing Amount shall be paid in the same form and composition as comprises the Sale Consideration (as defined below) at the closing thereof.

         4.2 DEFINITIONS. For purposes of this Article IV, the following terms have the meanings set forth below:

         (a) "SALE TRANSACTION" means any sale, conveyance, assignment, disposition or other transfer, other than to a Permitted Transferee of TPG Holdings, of all or substantially all of the assets or voting stock of the Company, whether by sale of stock or assets, merger, consolidation or otherwise, but excluding (i) a sale of securities in an underwritten public offering registered under the Securities Act or (ii) a pledge or assignment of interests or assets of the Company to a lender in the ordinary course of business (and the subsequent exercise of remedies by such lender).

         (b) "RESALE PROFIT" means, with respect to any Sale Transaction, an amount equal to the excess, if any, of (i) the Sale Consideration received by, payable to or inuring to the benefit of, the holders of Common Shares, directly or indirectly, in respect of the Common Shares as a result of such Sale Transaction, over (ii) the sum of (A) $187,500,000, (B) the amount of any additional equity contribution made to the Company or its Subsidiaries to or for Common Shares after the date hereof, and (C) any taxes, fees or expenses incurred in connection with the Sale Transaction.

         (c) "SALE CONSIDERATION" means, with respect to any Sale Transaction, the value of all cash, securities and other property paid, or to be paid, directly or indirectly, by an acquiror to holders of Common Shares or the Company in connection with such Sale Transaction. The value of any non-cash consideration shall be the fair market value of such consideration, as determined in good faith by the Board of Directors of the Company.

                                    ARTICLE V

                               ADDITIONAL PARTIES

         Notwithstanding the provisions of Section 6.3, additional Stockholders may be added to and be bound by and receive the benefits afforded by this Agreement upon the signing and delivery of a counterpart of this Agreement by the Company and the acceptance thereof by such additional Stockholders, PROVIDED that any Permitted Transferee of a TPG Holder that is an affiliate of such TPG Holder shall, by signing and delivering such a counterpart of this Agreement, become a TPG Holder under this Agreement. Promptly after signing and delivering such a counterpart of this Agreement, the Company will deliver a conformed copy thereof to the Stockholders.

                                   ARTICLE VI

                            MISCELLANEOUS PROVISIONS

         6.1 SPECIFIC PERFORMANCE. The parties hereby declare and acknowledge that it is impossible to measure in money the damages which will accrue to any party hereto or to a representative of a Stockholder by reason of a failure to perform any of the obligations under this Agreement. Therefore, if any party hereto or the representative of a Stockholder shall institute any action or proceeding to enforce the provisions hereof, the person against whom such action or proceeding is brought hereby waives the claim or defense that such party or such representative has an adequate remedy at law, and such person shall not urge in any such action or proceeding the claim or defense that such party or such representative has an adequate remedy at law. The parties hereto agree that this Agreement shall be specifically enforceable.

         6.2 NOTICES. Any and all notices, designations, offers, acceptances or other communications provided for herein shall be given in writing by registered or certified mail, which shall be addressed, in the case of the Company, to its principal office, and, in the case of any Stockholder, to such Stockholder's address appearing on the stock books of the Company or to such other address as may be designated by such Stockholder in writing to the Company.

         6.3 ENTIRE AGREEMENT. This Agreement constitutes the only agreement between the parties hereto respecting restrictions on the transferability of the Shares and supersedes all prior agreements, expressed or implied, between the parties with respect to the matters set forth herein.

         6.4 GOVERNING LAW. The validity, construction and performance of this Agreement shall be governed by the laws of the State of New York without giving effect to principles of conflicts of laws except Section 5-1401 of the General Obligations Law of the State of New York.

         6.5 BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the parties hereto, and their successors and assigns.

         6.6 SEVERABILITY. If any portion of this Agreement shall be declared void or unenforceable by any court or administrative body of competent jurisdiction, such portion shall be deemed severable from the remainder of this Agreement, which shall continue in all respects valid and enforceable.

         6.7 AMENDMENT AND WAIVER. Any amendment of this Agreement or any waiver of any provision hereof to be effective shall be in writing and signed by all of the parties hereto. The addition of a Transferee of Shares or a recipient of any Shares as a party hereto pursuant to Article V hereof shall not constitute an amendment hereto and need be signed only by the Company and such Transferee or recipient. Any failure by any party at any time to enforce any of the provisions of this Agreement shall not be construed a waiver of such provision or any other provisions hereof.

         6.8 TERMINATION. This Agreement shall terminate on the earlier of (a) the date on which the shares of capital stock of the Company held by the TPG Holders represent, in the aggregate, less than thirty-five percent (35%) of the total voting power of the Company's capital stock and (b) the consummation of an underwritten initial public offering by the Company of any Shares; PROVIDED, HOWEVER, that the rights, if any, of any Stockholder set forth in Section 2.5(c) of this Agreement shall terminate with respect to a class of Shares at such time (not earlier than the third anniversary of the date of this Agreement) as the Stockholder shall be legally permitted to sell all Shares of such class then held by the Stockholder without registering such Shares under the Securities Act.

         6.9 MANAGEMENT FEES. The Company and its subsidiaries shall not pay to TPG Holdings or its affiliates any management fee during the term of this Agreement.

         6.10 COUNTERPARTS. This Agreement may be signed by each party hereto upon a separate copy of this Agreement in which event all of said copies shall constitute a single counterpart of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

         Each Stockholder in agreement with the foregoing should sign the form of acceptance in the space provided for such Stockholder's signature on this copy of this Agreement delivered to such Stockholder. This Agreement will become a binding agreement among such Stockholders and the Company when signed by the Company and so accepted by such Stockholders.

         The foregoing Stockholders' Agreement is hereby accepted as of the day and year first above written.

                                  SCG HOLDING CORPORATION


                                  By: /s/ George H. Cave
                                      -------------------------------------
                                      Name:
                                      Title:


                  [remainder of page intentionally left blank]

                                  Stockholders:


                                  TPG SEMICONDUCTOR HOLDINGS LLC


                                  By: /s/ Dipanjan Deb
                                      ----------------------------------
                                      Name: Dipanjan Deb
                                      Title:  Vice President


                  [remainder of page intentionally left blank]

                                   MOTOROLA, INC.


                                   By: /s/ Carl F. Koenemann
                                       -------------------------------------
                                       Name: Carl F. Koenemann
                                       Title:  Executive Vice President and
                                       Chief Financial Officer



                  [remainder of page intentionally left blank]

                                  SCHEDULE 1.4



Stockholder                                      Common Shares Owned
-----------                                      -------------------

TPG Semiconductor Holdings LLC                         91,463
Motorola, Inc.                                          8,537








Stockholder                                      Preferred Shares Owned
-----------                                      ----------------------

TPG Semiconductor Holdings LLC                          1,500
Motorola, Inc.                                            590